Exhibit 10.4

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") is entered into as of October 27, 2006, by and between Amish Naturals, Inc., a Nevada corporation, (the "Company") and Donald Alarie ("Executive"). The parties hereto agree as follows:

      1. Employment and Duties. The Company shall employ Executive in the position of Vice President of Sales & Marketing of the Company (or such other senior executive position as may be assigned to him by the Company's Chief Executive Officer ("CEO")). Executive shall report directly to the CEO (or such other persons designated by the Company's CEO) and shall perform all duties and obligations of Vice President of Sales (or such other senior executive duties assigned to Executive from time to time by the Company's CEO). Executive shall devote his full business time, attention and energies exclusively to the business and interests of the Company and to the performance of his duties and obligations under this Agreement.

      2. Term of Agreement. Subject to the provisions of Section 4, Executive and the Company retain the right to terminate this Agreement at any time, for any reason or no reason, and with or without Cause (as defined in Section 4.1.1), and with or without notice. Nothing in this Agreement shall be deemed to alter the at-will nature of Executive's employment with the Company, and the at-will nature of Executive's employment shall not otherwise be modified except in a writing signed by both Executive and the CEO of the Company. Notwithstanding the foregoing, the provisions of Sections 5 and 10 of the Agreement shall survive, and continue in full force and effect, after any termination or expiration of this Agreement, irrespective of the reason for the termination or any claim that the termination was wrongful or illegal.

      3. Compensation and Other Benefits. The Company shall provide the following compensation and other benefits to Executive in consideration of Executive's performance of all of his obligations under this Agreement:

            3.1 Base Salary. Subject to the provisions of Section 4, the Company shall pay to Executive an annual base salary (the "Base Salary") of $150,000.00, less applicable withholdings. After six months the base salary will increase to $160,000.00 upon achievement of mutually agreed upon objectives with the CEO. The Base Salary shall be payable in accordance with the Company's ordinary payroll practices in effect during the period of Executive's employment with the Company.

            3.2 Incentive Compensation. For each fiscal year of Executive's employment with the Company, Executive shall be eligible to earn a bonus ("Incentive Compensation"), the amount of which, if any, shall be determined by the Board of Directors in its sole discretion. During the first fiscal year of Executive's employment with the Company, Executive shall be eligible to earn Incentive Compensation, based on achieving certain goals to be established by the Board of Directors. The Board of Directors, in its sole discretion, shall determine Executive's Incentive Compensation, if any, for each fiscal year thereafter that Executive is employed by the Company. Incentive Compensation, if any, shall be paid to Executive within forty-five (45) days after the Company's audited financial statements have been issued for the fiscal year in which any such Incentive Compensation was earned. Incentive Compensation will not be considered earned for a particular fiscal year unless Executive is employed with the Company on October 1 immediately following the close of that fiscal year. Executive acknowledges and agrees that if his employment with the Company is terminated pursuant to Sections 4.1.1, 4.1.2, 4.2 or 4.3 below before the Incentive Compensation is considered earned, Executive shall not be eligible for payment of Incentive Compensation for the fiscal year in which the termination is effective.

            3.3 Stock Option Plan. Executive shall be eligible to participate in any stock option plan that may be adopted by the Company for its managerial employees and approved by the Company's Board of Directors in its sole and absolute discretion ("Proposed Stock Option Plan"). The Company shall recommend to the Board of Directors that Executive be granted, subject to compliance with all state and federal securities laws and in accordance with the terms and conditions of the Proposed Stock Option Plan, an option to purchase up to 250,000 shares of the common stock authorized for issuance under the Proposed Stock Option Plan pursuant to a vesting schedule. The proposed form of grant and vesting schedule is attached hereto as Exhibit A.

            3.4  Fringe  Benefits.   As  additional   compensation   under  this
Agreement, Executive shall be entitled to receive the following benefits (the "Fringe Benefits"):

                  3.4.1 Employee Benefit Plans. The Company shall allow Executive to participate in such group medical, health, pension, welfare, and insurance plans (the "Employee Benefit Plans") maintained by the Company from time to time for the general benefit of its executive employees, as such Employee Benefit Plans may be modified from time to time in the Company's sole and absolute discretion.

                  3.4.2 Other Benefits. The Company shall provide Executive with all other benefits and perquisites as are made generally available to the Company's executive employees under the Company's Employee Handbook, as such Employee Handbook may be modified from time to time in the Company's sole and absolute discretion.

                  3.4.3 Car Allowance. Executive shall receive a car allowance of $650.00 per month. Executive shall pay all costs associated with the purchase of insurance, operation, and maintenance of such vehicle. Such insurance shall provide adequate protection of the Company and shall be in form and substance acceptable to the Company.

                  3.4.4 Vacation. Executive shall be entitled to such vacation time as is generally made available to the Company's executive employees under the Company's employment policies, as such employment policies may be modified from time to time in the Company's sole and absolute discretion; provided, however, that in no event shall Executive accrue vacation time at a rate which is less than three (3) weeks per year; provided further, that Executive may not accrue more than two times Executive's annual vacation allotment. Executive will cease accruing vacation if Executive reaches the maximum accrual amount, and will commence accruing vacation again only after Executive has used enough vacation to fall below the maximum.

                  3.4.5 Reimbursement of Business Expenses. The Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred by Executive in connection with the performance of his duties under this Agreement, upon submission by Executive to Company of reasonable documentation pertaining to such expenses.

            3.5 Deferred Compensation. Any deferred compensation (within the meaning of Section 409A of the Internal Revenue Code) payable under this Agreement on Account of Executive's separation from service shall not commence prior to six months following such separation if Executive is a key employee (within the meaning of Section 409A); provided, however, that, in determining whether Executive is a key employee, any compensation realized on account of the exercise of a stock option or a disqualifying disposition of stock acquired through the exercise of an incentive stock option shall be disregarded.

      4. Termination or Expiration of Agreement.

            4.1 Termination at Company's Election. The Company may terminate Executive's employment at any time, for any reason or no reason, with or without Cause (as defined in Section 4.1.1), and with or without notice, subject to the provisions of Sections 4.1.1 and 4.1.2.

                  4.1.1  Termination  for Cause.  If  Executive's  employment is terminated for Cause (as hereinafter defined), Executive shall be entitled to receive only the following: (i) payment of Executive's Base Salary through and including the date of termination; (ii) payment of any earned but unpaid Incentive Compensation for the prior fiscal year pursuant to the terms of
Section 3.2; (iii) payment for all accrued and unused vacation time as of the date of termination; and (iv) reimbursement of business expenses incurred prior to the date of termination. Except as expressly set forth in this Section 4.1.1, Executive shall not be entitled to receive any Base Salary, Incentive Compensation or Fringe Benefits in the event Executive's employment is terminated for Cause, except that Executive may continue to participate in the Employee Benefit Plans to the extent permitted by and in accordance with the terms thereof or as otherwise required by law. As used in this Agreement, Cause shall be defined as: (a) a material breach by Executive of any term of this Agreement; (b) an intentional refusal or failure to follow the lawful and reasonable instructions of the CEO or an individual to whom the CEO instructed the Executive to report (as appropriate); (c) a willful or habitual neglect of duties; (d) misconduct on the part of Executive that is materially injurious to the Company, including, without limitation, misappropriation of trade secrets, fraud or embezzlement; or (e) Executive's conviction for fraud, theft or a felony involving moral turpitude. In the case of clauses (a) through (c), Executive fails to cure such breach within thirty (30) days of Executive's receipt of written notice from the Company; provided, however, that such cure period shall not be applicable if, in the case of clause (a), the Company, in its sole discretion, has determined that such breach is not capable of being fully cured; provided, further, that, upon the second occurrence of a breach of under clauses (a) through (c), no such cure period need be extended to Executive.

                  4.1.2 Termination Without Cause. If Executive is terminated by the Company without Cause, Executive shall receive: (i) payment of Executive's Base Salary through and including the date of termination; (ii) payment of any earned but unpaid Incentive Compensation for the prior fiscal year pursuant to the terms of Section 3.2; (iii) payment for all accrued and unused vacation time existing as of the date of termination; and (iv) reimbursement of business expenses incurred prior to the date of termination. In addition, Executive shall be eligible to receive a severance payment based on Executive's length of service, less applicable withholdings, provided Executive signs a general release of all claims in a form approved by the Company. The amount of any severance payment shall be based upon the following schedule:

Length of Service                          Equivalent Months of Base Salary
-----------------                          --------------------------------
Up to 12 months                            6 months
More than 12 months up to 2 years          8 months
More than 2 years up to 3 years            10 months
More than 3 years                          1 year

            4.2 Termination upon Death or Permanent Disability. This Agreement will terminate automatically on Executive's death or if Executive becomes Permanently Disabled (as defined below). In the event of such termination, Executive, or his beneficiary or estate, shall be entitled to receive such amounts of the Base Salary, Incentive Compensation and Fringe Benefits as would have been payable to Executive under a termination without Cause under Section
4.1.2 as of the date of death or the date as of which the Company has determined in its sole discretion that Executive has become Permanently Disabled. As used in this Agreement, "Permanently Disabled" shall mean the incapacity of Executive due to illness, accident, or any other reason to perform his duties for a period of 90 calendar days, whether or not consecutive, during any 12-month period, all as determined by the Company in its sole discretion. All Company determinations as to the date and extent of incapacity of Executive shall be made by the Company, upon the basis of such evidence, including independent medical reports and data, as the Company in its sole discretion deems necessary and desirable. All such determinations of the Company shall be final.

            4.3 Termination at Executive's Election. Executive may resign from employment with the Company for any reason by providing written notice to the Company prior to the date selected for resignation. If Executive resigns from employment, Executive shall be entitled to receive only the following: (i) payment of Executive's Base Salary through and including the date of resignation; (ii) payment of any earned but unpaid Incentive Compensation for the prior fiscal year pursuant to the terms of Section 3.2; (iii) payment for all accrued and unused vacation time existing as of the date of resignation, which will be made at a rate calculated in accordance with Executive's Base Salary at the time of resignation; and (iv) reimbursement of business expenses incurred prior to the date of resignation. Except as expressly set forth in this
Section 4.3, in the event Executive resigns from employment, Executive shall not be entitled to receive any Base Salary, Incentive Compensation, Fringe Benefits or other times, except that Executive may continue to participate in the Employee Benefit Plans to the extent permitted by and in accordance with the terms thereof or as otherwise required by law.

            4.4 Exercise of Stock Options Upon Termination. Any options granted to Executive pursuant to the Proposed Stock Option Plan as set forth in Section
3.3 shall cease vesting on the date of termination of Executive's employment, and, to the extent vested on the date of termination and not previously exercised or expired, may be exercised by Executive in accordance with the terms and conditions of the Proposed Stock Option Plan.

      5. Confidential Information and Return of Company Property.

            5.1 Confidential Information, Inventions, Non-Solicitation. Executive acknowledges and agrees to comply with all of the terms of the Employee Confidentiality and Non-Disclosure Agreement ("Confidentiality Agreement") executed by Executive, attached hereto as Exhibit B, during Executive's employment with the Company and thereafter as provided in the Confidentiality Agreement.

            5.2 Company Property. Upon the termination of Executive's employment with the Company at any time and for any reason, or upon the Company's request at any time and for any reason, Executive shall promptly return all Company property to the Company, without keeping any copy of any such Company property for himself or any other entity or individual.

      6. Representation and Warranties. Executive represents and warrants to the Company that Executive is under no contractual or other restriction or obligation that is materially inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the rights of the Company hereunder, including, without limitation, any development agreement, non-competition agreement or non-disclosure or confidentiality agreement previously entered into by Executive.

      7. Severability. In the event that any provision of this Agreement should be held to be void, voidable, unlawful or for any reason unenforceable, the remaining provisions or portions of this Agreement shall remain in full force and effect.

      8. Amendment and Waiver. No provision of this Agreement can be modified, amended, supplemented or waived in any manner except by an instrument in writing signed by both Executive and the CEO of the Company. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of any provision of this Agreement.

      9. Applicable Law. This Agreement, Executive's employment relationship with the Company, and any and all matters or claims arising out of or related to this Agreement or Executive's employment relationship with the Company, shall be governed by, and construed in accordance with, the laws of the State of Ohio, regardless of the choice of law provisions of Ohio or any other jurisdiction.

      10. Arbitration.

            10.1 Exclusive Remedy. Except as set forth in Section 10.3, arbitration shall be the sole and exclusive remedy for any dispute, claim, or controversy of any kind or nature (a "Claim") arising out of, related to, or connected with this Agreement, Executive's employment relationship with the Company, or the termination of Executive's employment relationship with the Company, including any Claim against any parent, subsidiary, or affiliated entity of the Company, or any director, officer, employee, or agent of the Company or of any such parent, subsidiary, or affiliated entity. It also includes any claim against the Executive by the Company, or any parent, subsidiary or affiliated entity of the Company.

            10.2 Claims Subject to Arbitration. Excepting only claims excluded in Section 10.3 below, this Agreement specifically includes (without limitation) all claims under or relating to any federal, state or local law or regulation prohibiting discrimination, harassment or retaliation based on race, color, religion, national origin, sex, age, disability or any other condition or characteristic protected by law; demotion, discipline, termination or other adverse action in violation of any contract, law or public policy; entitlement to wages or other economic compensation; any Claim for personal, emotional, physical, economic or other injury; and any Claim for business torts or misappropriation of confidential information or trade secrets.

            10.3 Claims Not Subject to Arbitration. This Section 10 does not preclude either party from making an application to a court of competent jurisdiction for provisional remedies (e.g., temporary restraining order or preliminary injunction). This Agreement also does not apply to any claims by
Executive: (i) for workers' compensation benefits; (ii) for unemployment insurance benefits; (iii) under a benefit plan where the plan specifies a separate arbitration procedure; (iv) filed with an administrative agency which are not legally subject to arbitration under this Agreement; or (v) which are otherwise expressly prohibited by law from being subject to arbitration under this Agreement.

            10.4 Procedure. The arbitration shall be conducted in the County of Holmes, Ohio. Any Claim submitted to arbitration shall be decided by a single, neutral arbitrator (the "Arbitrator"). The parties to the arbitration shall mutually select the Arbitrator not later than 45 days after service of the demand for arbitration. If the parties for any reason do not mutually select the Arbitrator within the 45 day period, then any party may apply to any court of competent jurisdiction to appoint a retired judge as the Arbitrator. The arbitration shall be conducted in accordance with Ohio Revised Code Annotated sections 2711.01 through 2711.16, as amended, except as modified by this Agreement. The Arbitrator shall apply the substantive federal, state, or local law and statute of limitations governing any Claim submitted to arbitration. In ruling on any Claim submitted to arbitration, the Arbitrator shall have the authority to award only such remedies or forms of relief as are provided for under the substantive law governing such Claim. The Arbitrator shall issue a written decision revealing the essential findings and conclusions on which the decision is based. Judgment on the Arbitrator's decision may be entered in any court of competent jurisdiction.

            10.5 Costs. Executive shall only pay that portion of the fees and costs incurred in the arbitration (e.g., filing fees and transcript costs) that he would normally pay in the course of litigation. All other fees and costs, including the Arbitrator's fees, shall be borne by the Company. The parties shall be responsible for their own attorneys' fees and costs, except that the Arbitrator shall have the authority to award attorneys' fees and costs to the prevailing party in accordance with the applicable law governing the dispute.

            10.6 Interpretation of Arbitrability. The Arbitrator, and not any federal or state court, shall have the exclusive authority to resolve any issue relating to the interpretation, formation or enforceability of this Section 10, or any issue relating to whether a Claim is subject to arbitration under this
Section 10, except that any party may bring an action in any court of competent jurisdiction to compel arbitration in accordance with the terms of this Section 10.

      11. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous negotiations, understandings, or agreements between the parties, whether oral or written, expressed or implied.

      12. Counterparts. This Agreement may be executed by the parties in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

      13. Headings. The headings of sections and Sections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

      14. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified or registered mail or personally delivered to Executive at 6 Lakewood Trail, Fiskdale, MA 01518 or to the Company at 6399 State Route 83, Holmesville, OH 44633 Attn: David C. Skinner, Sr.


AMISH NATURALS, INC.


By:  /s/ David Skinner, Sr.                        /s/ Donald Alarie
   ------------------------------                  -----------------------------
         David C. Skinner, Sr.                         Donald Alarie
Its: President and Chief Executive Officer